Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

TAPINATOR, INC.

Tapinator, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.      That, by unanimous written consent of the Board of Directors of the Corporation on January 18, 2018, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and to be submitted to a vote of the stockholders.

2.      That, by written consent of a majority of all outstanding shares of stock entitled to vote on the matter dated January 22, 2018, resolutions were adopted approving such amendment to the Restated Certificate of Incorporation.

3.        That the text of the amendment is as follows:

Article FOURTH, Section 1, of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Authorized Shares. The total number of shares of all classes of stock of which the Corporation shall have authority to issue is two hundred and fifty-one million five hundred and thirty-two thousand five hundred (251,532,500) of which two hundred and fifty million (250,000,000) shares, par value pf $0.001 shall be designated as Common Stock (“Common Stock”), and one million five hundred and thirty-two thousand five hundred (1,532,500) shares shall be designated as Preferred Stock (“Preferred Stock”) with a par value of $0.001 unless stated otherwise within any series' designation of Preferred Stock. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.”

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by the President and the Secretary this 23rd day of January, 2018.

Tapinator, Inc.

		By:	/s/ Andrew Merkatz
Andrew Merkatz
President

ATTEST:

By:	/s/ Brian Chan
Brian Chan
Secretary